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Exhibit 5.1

February 22, 2010

Guaranty Bancorp
1331 Seventeenth Street, Suite 300
Denver, Colorado 80202

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Guaranty Bancorp, a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the offer and resale of up to 47,039,028 shares of voting common stock, par value $0.001 per share (the "Shares"), on behalf of certain selling stockholders named therein (the "Selling Stockholders"), which Securities are issuable to the Selling Stockholders upon the conversion of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock"). The Convertible Preferred Stock were issued and sold to the Selling Stockholders pursuant to an Investment Agreement, dated May 6, 2009 (as amended, the "Investment Agreement"), by and between the Company and the investors named therein.

        The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and any supplements thereto.

        In connection with the filing of the Registration Statement, we, as your counsel, have (i) examined and relied on originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, including, among other things, the Investment Agreement and the Registration Statement, (ii) made such inquiries as to questions of fact of officers and representatives of the Company, and (iii) made such examinations of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In such examination and in rendering the opinion set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof. We have not undertaken any independent investigation of factual matters.

        We have also assumed (i) that the Registration Statement, and any amendments thereto, will have become effective under the Act; (ii) that a prospectus supplement and any required pricing supplement will have been filed with the Securities and Exchange Commission describing the Shares offered thereby; (iii) that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the applicable prospectus supplement and any applicable pricing supplement; (iv) that there will be a sufficient number of shares of unissued voting common stock authorized under the Company's organization documents, and not otherwise reserved for issuance, to issue the Shares being offered and sold under the Registration Statement; (v) any applicable certificates representing the Shares will be duly authorized, executed, and delivered; and (vi) that all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

        We are admitted to practice in the State of Colorado, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth below, we are generally familiar with the Delaware General Corporation Law (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of Colorado and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. Except as expressly stated above, we do not express any opinion with respect to the law of any other jurisdiction. The Shares may be issued from time to time on a delayed or continuous basis, and our opinion set forth below is further limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered upon conversion of the Convertible Preferred Stock, in accordance with the terms of the Convertible Preferred Stock, will be validly issued, fully-paid and non-assessable.

        This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        This opinion is furnished for the benefit of the Company solely with regard to the Registration Statement and the sale of the Shares by the Selling Stockholders while the Registration Statement is in effect, and may not otherwise be relied upon, used, quoted or referenced by, or filed with, any other person or entity without our prior written permission.

Very truly yours,
/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.

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  Exhibit 5.1